        Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-149730, 333-104898, 333-179602 and 333-215545 on Form S-8 of our reports dated February 27, 2019, relating to the financial statements and financial statement schedule of Big 5 Sporting Goods Corporation and subsidiaries, and the effectiveness of Big 5 Sporting Goods Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Big 5 Sporting Goods Corporation and subsidiaries for the fiscal year ended December 30, 2018.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 27, 2019